Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
Sr. Vice President & Chief Business Officer	Senior Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS TO RAISE $10 MILLION FROM INSTITUTIONAL INVESTORS
AT $5.83 PER SHARE, THE CLOSING BID PRICE ON FRIDAY, JUNE 12, 2009
IRVINE, California — June 16, 2009 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a focus in oncology, today announced that it has received commitments from two existing institutional investors to purchase $10 million of securities in a registered direct offering. Spectrum expects to receive net proceeds of approximately $9.5 million after deducting placement agent fees and other offering expenses. Under the terms of a Securities Purchase Agreement, Spectrum will sell an aggregate of 1,715,266 shares of its common stock and warrants to purchase up to 857,633 additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase approximately one-half of a share of common stock, will be sold for a purchase price of $5.83, which is equal to the closing bid price of the Company’s common stock on Friday, June 12, 2009.
The warrants to purchase additional shares will be exercisable at an exercise price of $5.83 per share beginning six months after issuance and will expire 90 days from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used for general corporate purposes. The offering is expected to be consummated no later than June 19, 2009, subject to customary closing conditions.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.
A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California 92618. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to the expected closing of the financing, our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ® is a registered trademark of Spectrum, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 · www.spectrumpharm.com • NASDAQ: SPPI